FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 233-9332
	Media:	Kirsten A. Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS FIRST QUARTER EPS UP 28.6 PERCENT TO $0.72;
INCREASES FISCAL 2006 EPS ESTIMATE RANGE TO $2.55 — $2.65;
INCREASES DIVIDEND BY 48%

        OSHKOSH, WIS. (February 2, 2006) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that for the quarter ended December 31, 2005, earnings per share increased 28.6 percent to $0.72, on sales of $790.3 million and net income of $53.1 million. This compares with earnings per share of $0.56 on sales of $644.9 million and net income of $40.6 million for last year’s first quarter. These results exceeded Oshkosh’s most recent earnings estimate range of $0.50 — $0.55 per share for the first quarter of fiscal 2006. Oshkosh also increased its earnings per share estimate range for fiscal 2006 to $2.55 — $2.65 per share.

        Sales increased 22.5 percent in the first quarter of fiscal 2006. Sales grew in the Company’s fire and emergency and defense segments, while the Company’s commercial segment sales declined as McNeilus Companies, Inc. (“McNeilus”) worked through production disruptions related to a new enterprise resource planning system implementation. Operating income increased 28.6 percent to $87.0 million, or 11.0 percent of sales. Operating income grew at a double-digit percentage in all segments, with an especially strong performance from the Company’s defense segment.

-Continued-

        Robert G. Bohn, chairman, president and chief executive officer, said, “We entered fiscal 2006 on a strong note, with the best first quarter in our history. Each of our three businesses contributed to substantially improved year-over-year operating income; however, our defense business again really stood out in the first quarter.

        “As the conflict in Iraq continued, the defense business grew at record levels, fueled by both new and remanufactured truck sales and parts and service sales increasing by more than 60 percent. In the fire and emergency business, we not only increased operating income margins to 9.7 percent, but also moved smoothly through a major facility expansion at Pierce and introduced two major new products in the towing industry. Continued growth seems likely to us in this business, based on the healthy municipal and homeland security environment.

        “In our commercial business, I’m pleased to report improved performance as a result of our pricing initiatives and outsourcing strategies implemented in fiscal 2005. The European operations remained profitable during the first quarter after returning to profitability last quarter. The profitability of our U.S. operations held steady despite some initial difficulties associated with the implementation of an enterprise resource planning system early in the quarter. Orders remained strong throughout the commercial business and market dynamics appear healthy for fiscal 2006.”

        Commenting on the revised outlook for fiscal 2006, Bohn said, “Our end markets continued to exhibit the type of strong fundamentals we believe are necessary for continued growth, and we are beginning to make important progress in turning around our commercial business. This led us to increase our fiscal 2006 estimates and boost our quarterly dividend rate.”

-Continued-

        Factors affecting first quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 11.5 percent to $216.4 million for the quarter compared to the prior year quarter. Operating income was up 13.4 percent to $20.9 million, or 9.7 percent of sales, compared to prior year operating income of $18.4 million, or 9.5 percent of sales. The higher sales level reflected strong order flow for fire apparatus and homeland security products during fiscal 2005, largely due to continued recovery in municipal spending nationwide and strong federal homeland security funding. Airport products sales declined in the first quarter of fiscal 2006 due primarily to a large international sale in the first quarter of fiscal 2005. Operating income margins for the segment increased slightly due to improved pricing across the segment, which offset expenses related to a facility expansion at the Company’s Pierce Manufacturing Inc. fire apparatus business.

        Defense—Defense segment sales increased 68.5 percent to $363.1 million for the quarter compared to the prior year’s first quarter as both truck and parts and service sales increased over 60%, primarily as a result of requirements arising from the conflict in Iraq. An increase in sales of new heavy-payload and remanufactured trucks for the U.S. Department of Defense (“DoD”) and of wheeled tankers for the United Kingdom Ministry of Defence significantly offset lower Medium Tactical Vehicle Replacement (“MTVR”) truck sales. The MTVR base contract was concluded during the third quarter of fiscal 2005.

        Operating income in the first quarter was up 40.5 percent to $72.6 million, or 20.0 percent of sales, compared to prior year operating income of $51.7 million, or 24.0 percent of sales. Earnings for the first quarter increased primarily due to the increase in truck and parts and service sales which was partially offset by higher new product development spending. Operating income margins in the first quarter of fiscal 2005 benefited from an $8.5 million ($0.07 per share) adjustment to MTVR base contract margins and a $3.7 million ($0.03 per share) recovery of pre-contract costs expensed in fiscal 2004 related to an armoring contract.

-Continued-

        Commercial—Commercial segment sales decreased 8.4 percent to $221.2 million in the first quarter compared to the prior year quarter. Operating income increased 47.6 percent to $8.3 million, or 3.8 percent of sales, compared to $5.6 million, or 2.3 percent of sales, in the prior year quarter. The decrease in sales for the segment was largely due to lower unit sales volume at McNeilus offset by higher sales at the Company’s European refuse business. The conversion to a new enterprise resource planning system on October 3, 2005 caused a significant disruption to production early in the quarter at McNeilus, leading to lower shipments in the quarter. By quarter-end, production was much improved at McNeilus. The increase in operating income was largely due to the profitability of the Company’s European refuse operations in the first quarter of fiscal 2006 compared to an operating loss of $2.6 million in the first quarter of fiscal 2005. Such improvement resulted from favorable market conditions and the restructuring of that business in fiscal 2004 and 2005.

        Corporate and other— Operating expenses and inter-segment profit elimination increased $6.7 million to $14.8 million. The increase in the first quarter was largely due to favorable settlements of product liability matters aggregating $4.2 million ($0.04 per share) that benefited the prior year results. Also contributing to the increase were higher personnel costs, including an additional $1.2 million related to the expensing of stock options due to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment.” Interest expense net of interest income for the quarter decreased $1.5 million to $0.3 million compared to the prior year quarter. Lower interest costs were largely due to the repayment of acquisition-related debt and the investment of excess cash during the quarter.

-Continued-

        Cash and cash equivalents, net of debt, decreased during the quarter to $57.8 million at December 31, 2005 from $103.4 million at September 30, 2005. During the quarter ended September 30, 2005, performance-based payments of $35.0 million were collected that normally would have been paid in October 2005. In addition, the first quarter of each fiscal year historically has higher seasonal working capital requirements.

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, up approximately 48 percent from the Common Stock dividend for the immediately preceding quarter, will be payable February 23, 2006, to shareholders of record as of February 16, 2006.

        The Company will comment on first quarter earnings and expectations for the remainder of fiscal 2006 during a live conference call at 9:00 a.m. Eastern Standard Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 7:30 a.m. Eastern Standard Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for twelve months at this website.

-Continued-

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, Pierce®, McNeilus®, JerrDan®, CON-E-CO®, London®, Medtec™, Geesink®, Norba® and BAI® brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the Company’s ability to continue the turnaround of its Geesink Norba Group and McNeilus businesses, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, higher steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or to recover such cost increases with increases in selling prices of its products, the success of the launch of the Revolution® composite concrete mixer drum, the availability of commercial chassis and certain chassis component including engines, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2006 are based in part on certain assumptions made by the Company, including without limitation those relating to the Company’s ability to continue the turnaround of the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the Company’s ability to work through the production inefficiencies related to the system conversion at McNeilus; the Company’s ability to increase its operating income margins at McNeilus; the Company’s ability to recover steel and component cost increases with selling price increases to its customers; anticipated commercial segment sales in advance of and following a diesel engine emissions standards change effective January 1, 2007; the Company’s estimates for the level of concrete placement activity, housing starts and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at McNeilus and the Geesink Norba Group; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity contract, the MTVR follow-on contract and international defense truck contracts; the expected level of DoD procurement of replacement parts and services and remanufacturing of trucks and funding thereof; the Company’s estimates for capital expenditures of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for Department of Homeland Security and spending by governmental entities on homeland security apparatus; the availability of chassis components including engines and commercial chassis generally; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; the Company’s ability to integrate acquired businesses and achieve expected synergies; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; anticipated levels of capital expenditures; the Company’s estimates for costs relating to litigation, product warranty, insurance, stock options and restricted stock awards, personnel and raw materials; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2005	2004
	(In thousands, except per share amounts)
Net sales	$790,336	$644,917
Cost of sales	641,413	529,326

Gross income	148,923	115,591
Operating expenses:
Selling, general and administrative	60,026	46,265
Amortization of purchased intangibles	1,896	1,694

Total operating expenses	61,922	47,959

Operating income	87,001	67,632
Other income (expense):
Interest expense	(1,750)	(2,251)
Interest income	1,458	466
Miscellaneous, net	(211)	(713)

	(503)	(2,498)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	86,498	65,134
Provision for income taxes	33,734	25,132

Income before equity in earnings of
unconsolidated affiliates and
minority interest	52,764	40,002
Equity in earnings of unconsolidated
affiliates, net of income taxes	578	473
Minority interest, net of income taxes	(274)	99

Net income	$53,068	$40,574

Earnings per share
Basic	$0.73	$0.58
Diluted	$0.72	$0.56
Basic weighted average shares outstanding	73,049	69,618
Effect of dilutive securities
Class A Common Stock	--	1,613
Stock options and incentive
compensation awards	1,088	1,647

Diluted weighted average shares outstanding	74,137	72,878

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2005	September 30, 2005
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$80,992	$127,507
Receivables, net	299,683	280,247
Inventories, net	495,446	489,997
Deferred income taxes	36,480	36,618
Other current assets	17,881	20,015

Total current assets	930,482	954,384
Investment in unconsolidated affiliates	18,944	20,280
Property, plant and equipment	365,256	355,341
Less accumulated depreciation	(166,361)	(162,315)

Property, plant and equipment, net	198,895	193,026
Goodwill, net	397,368	399,875
Purchased intangible assets, net	126,443	128,525
Other long-term assets	21,924	22,213

Total assets	$1,694,056	$1,718,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$187,451	$226,768
Revolving credit facility and current maturities
of long-term debt	20,880	21,521
Customer advances	258,469	303,090
Floor plan notes payable	26,230	21,332
Payroll-related obligations	36,565	47,460
Income taxes payable	39,478	11,571
Accrued warranty	42,584	39,546
Deferred revenue	16,321	25,457
Other current liabilities	70,778	78,794

Total current liabilities	698,756	775,539
Long-term debt	2,330	2,589
Deferred income taxes	53,706	55,443
Other long-term liabilities	61,165	62,917
Commitments and contingencies
Minority interest	3,366	3,145
Shareholders’ equity	874,733	818,670

Total liabilities and shareholders’ equity	$1,694,056	$1,718,303

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2005	2004
	(In thousands)
Operating activities:
Net income	$53,068	$40,574
Non-cash and other adjustments	8,632	10,756
Changes in operating assets and liabilities	(94,374)	(62,533)

Net cash used by operating activities	(32,674)	(11,203)
Investing activities:
Acquisition of businesses, net of cash acquired	--	(19,111)
Additions to property, plant and equipment	(12,908)	(3,507)
Proceeds from sale of assets	20	3
Decrease in other long-term assets	3	2,123

Net cash used by investing activities	(12,885)	(20,492)
Financing activities:
Net (repayments) borrowings under revolving credit facility	(605)	25,511
Repayment of long-term debt	(216)	(384)
Proceeds from exercise of stock options	2,441	16,326
Excess tax benefits from stock-based compensation	2,918	--
Dividends paid	(4,966)	(3,088)

Net cash (used) provided by financing activities	(428)	38,365
Effect of exchange rate changes on cash	(528)	877

Increase (decrease) in cash and cash equivalents	(46,515)	7,547
Cash and cash equivalents at beginning of period	127,507	30,081

Cash and cash equivalents at end of period	$80,992	$37,628

Supplementary disclosure:
Depreciation and amortization	$8,562	$7,134

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,
	2005	2004
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$216,429	$194,156
Defense	363,135	215,474
Commercial	221,212	241,581
Intersegment eliminations	(10,440)	(6,294)

Consolidated	$790,336	$644,917

Operating income (expense):
Fire and emergency	$20,916	$18,445
Defense(1)	72,628	51,701
Commercial	8,301	5,625
Corporate and other	(14,844)	(8,139)

Consolidated	$87,001	$67,632

Period-end backlog:
Fire and emergency	$554,240	$532,352
Defense	1,021,865	1,052,905
Commercial	361,012	279,743

Consolidated	$1,937,117	$1,865,000

(1) Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company’s MTVR base contract.

	Three Months Ended December 31,
	2005	2004
	(In thousands, except percentages)
Increase in operating income	$--	$8,500
Increase in margin percentage	--	0.9%
Margin percentage at period-end	--	8.5%

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